Exhibit 99-56
SECOND
AMENDMENT
TO THE
AMENDMENT AND RESTATEMENT OF THE
MASTER TRUST AGREEMENT
FOR THE DTE ENERGY COMPANY MASTER PLAN TRUST

SECOND AMENDMENT
TO AMENDMENT AND RESTATEMENT OF THE
MASTER TRUST AGREEMENT
FOR THE DTE ENERGY COMPANY MASTER PLAN TRUST

THIS SECOND AMENDMENT (the “Amendment”) to the Amendment and Restatement of Master Trust Agreement for the DTE Energy Company Master Plan Trust (the “Trust Agreement”) is made and entered into as of the date executed by and between DTE Energy Corporate Services, LLC (the “Employer”), DTE Energy Investment Committee (the “Plan Administrator”) and JPMorgan Chase Bank, N.A. (“Trustee”).

Recitals

A.    The Employer, the Plan Administrator and the Trustee previously entered into the Trust Agreement dated as of October 15, 2010.

B.    The Employer and the Plan Administrator desire that the Trustee provide additional services under the Trust Agreement and the Trustee desires to provide such additional services, as detailed in Schedules C, D and E attached hereto (the “Additional Services”) for the fees set forth in the attached fee schedule, as such may be amended from time to time (the “Fee Schedule”).
C.    The Employer, Plan Administrator and Trustee desire to adopt this Amendment in order to engage the Trustee to provide the Additional Services under the Trust Agreement effective as of September 30, 2013.
Amendment

In accordance with Article THIRTEENTH of the Trust Agreement, the Employer, the Plan Administrator and the Trustee do hereby agree to amend the Trust Agreement to provide that the Trustee shall provide the Additional Services effective as of September 30, 2013.

The attached Schedules C, D and E and the Fee Schedule are hereby addended to the Trust Agreement, effective as of September 30, 2013.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same amendment.  The parties’ execution and delivery of this Amendment by facsimile, email, or electronic copies shall have the same force and effect as execution and delivery of an original.

Unless changed by this Amendment, all terms used in this Amendment shall have the same meaning as in the Trust Agreement and all provisions of the Trust shall be deemed to be unchanged except as specifically hereby amended.

The parties have caused this Amendment to be signed by their duly authorized representatives as of the dates set forth below.

DTE ENERGY CORPORATE ERVICES, LLC

“Employer”

By /s/Paul B. Cavazos
Its Assistant Treasurer and Chief Investment Officer

Date: 9/26/2013

DTE ENERGY INVESTMENT COMMITTEE
“Plan Administrator”
By /s/Paul B. Cavazos
Its Solely In His Capacity As Secretary of the DTE
Energy Investment Committee

Date: 9/26/2013

JPMORGAN CHASE BANK, N.A.

“Trustee”

By /s/Sreecaran Ganesan
Its Vice President
Date: 9/26/13

Schedule C
Amendment and Restatement of the Master Trust Agreement for the DTE Energy Company Master Plan Trust

INVESTMENT ANALYTICS & CONSULTING AGREEMENT
BETWEEN
DTE ENERGY CORPORATE SERVICES, LLC,
DTE ENERGY INVESTMENT COMMITTEE,
AND
JPMORGAN CHASE BANK, N.A

DM3\2598412.13 E1412/00145

INVESTMENT ANALYTICS & CONSULTING AGREEMENT
This Agreement is made as of September 30, 2013.
BETWEEN

(1)	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, 1 Chase Manhattan Plaza, New York, New York 10081 (“J.P. Morgan”); and

(2)	DTE ENERGY CORPORATE SERVICES, LLC and DTE ENERGY INVESTMENT COMMITTEE (collectively, “Customer”).
WHEREAS

(A)	The Customer acts as Sponsor, Investment Manager, Investor, Trust or similar capacity to certain Plans and/or Funds

(B)	The parties hereto wish to agree to terms which will govern the provision of certain services described herein to the Customer by J.P. Morgan.
NOW it is hereby agreed as follows:

1.	Definitions

1.1	“Account” means the portion of assets of a Plan or Fund managed separately by a particular investment manager.

1.2	“Annual Cap” means an amount equal to twenty percent of the fees payable by the Customer for the Services during the then current calendar year.

1.3	“Reports” means the reports provided by J.P. Morgan to the Customer in accordance with this Agreement.
1.4    “Services” means the provision of Reports under this Agreement.

1.5
“Special or consequential loss or damage” means any indirect loss or damage, special or consequential loss or damage, damage to reputation, or loss of profits, business, revenue, goodwill, expended management time or anticipated savings, whether or not such loss or damage was reasonably foreseeable by J.P. Morgan or any of its affiliates, and including any investment loss resulting from the reliance by the Customer on the accuracy or completeness of any Report.

2.	The Services

2.1	J.P. Morgan agrees to provide to the Customer the Reports in respect of each Account, containing the details, and in the manner and frequency as described in Schedule C-1.

3.	J.P. Morgan’s Status

3.1
The Customer acknowledges that the Reports are provided exclusively for the purpose of assisting the Customer in monitoring the investment performance of the Accounts. J.P. Morgan is providing a reporting service to the Customer to assist it in the management of the Accounts and, in doing so, is not acting in a fiduciary capacity for the Accounts. The Customer acknowledges that J.P. Morgan has no responsibility for the selection, monitoring or termination of any investment manager with respect to any of the Accounts and that the Reports are not intended to be considered the rendering of investment advice or in any way to influence any investment decisions or the selection of any investment managers for the Accounts.

3.2	J.P. Morgan has no duty to advise the Customer as to the purchase or sale of any Securities or to monitor the performance of the Securities, save for the purpose of producing the Reports.

3.3
Neither J.P. Morgan nor any third party suppliers or third party licensors shall have any liability for any of the Customer's direct or indirect reliance on the Reports, including, but not limited to, investment decisions, regulatory filings or other uses made in reliance upon any such Report by the Customer. The Customer assumes sole responsibility for its use of the Reports and holds J.P. Morgan harmless against any liability or claim of any person that is attributable to improper use of the Reports by the Customer.

4.	Reliance on Information

4.1.
In preparing the Reports, J.P. Morgan may obtain and rely on information provided by third parties selected by it. Such third parties may include, but are not limited to, index return providers, security characteristics providers, and Value-at-Risk statistics providers. J.P. Morgan will use reasonable care in the selection of such third parties, but neither J.P. Morgan nor any third party provider selected by J.P. Morgan shall have any liability for the content of such information provided or for any reliance placed on such information.

4.2
Where J.P. Morgan relies on accounting, pricing and associated security data information provided by the Customer or its third party administrator, J.P. Morgan has no liability for the content of the information or for any reliance placed on that information.

4.3
Customer acknowledges and agrees that J.P. Morgan will make use of various calculation methodologies in preparing the Reports. Customer acknowledges and agrees that it has had an opportunity to make inquiries regarding J.P. Morgan’s methodologies for the Services and, whether or not Customer availed itself of such opportunity, Customer hereby acknowledges J.P. Morgan’s use of such methodologies in preparing the Reports.

5.	Fees

5.1	In consideration of J.P. Morgan providing the Services as described in this Agreement to the Customer, the Customer shall pay J.P. Morgan such fees as are set forth in Schedule C-2.

6.	Termination

6.1
This Agreement will be in effect for an initial term of three years, effective as of the date of this Agreement. If the Customer terminates the Agreement prior to the initial term, the termination fee will be an amount equal to the fees that would have been otherwise paid for the balance remaining on the initial term of three years. This balance will be based on the average monthly volumes during the six month period prior to the Customer’s notice of termination.

6.2
After the initial term, the Agreement will be automatically renewed for successive one-year periods. This Agreement may be terminated by either party after the initial term of this Agreement, by giving the other party notice in writing ninety days prior to the start of a new one-year period.

7.	Liability

7.1
J.P. Morgan will use reasonable care in preparing the Reports, and take reasonable precautions to ensure that the Services provided to the Customer are complete and accurate. J.P. Morgan will only be liable to the extent that any liability is solely attributable to its negligence or willful default in preparing or providing the Reports. Furthermore, J.P. Morgan shall not be liable in any event for any special or consequential loss or damage in connection with the Services provided under this Agreement.

7.2
The Customer agrees that J.P. Morgan’s aggregate liability (either in tort, for breach of contract, or otherwise) for damages or losses incurred during any calendar year arising under this Agreement shall not exceed an amount equal to the Annual Cap. No action (either in tort, for breach of contract, or otherwise) arising out of or pertaining to the Services may be brought more than one year after the cause of action has accrued.

7.3	J.P. Morgan makes no warranties or representations of any kind, whether express, implied, statutory or otherwise, concerning the Reports or the Services provided hereunder.

7.4
J.P. Morgan shall have no liability, and shall not be obliged to provide the Services as described in this Agreement where it is prevented from doing so (either in whole or in part), arising because of an act of God, fire, flood, severe weather, civil or labor disturbance, act of war or terrorism, act of any governmental or other authority, or threat of any such act, legal constraint, malfunction of equipment (including, without limitation, computer or related software), failure of or the effect of rules or operations of any funds or securities transfer system or any pricing service or agency, inability to obtain information from third parties, interruption or failure of communications facilities (including, without limitation, Internet service), or any other cause beyond the reasonable control of J.P. Morgan. Notwithstanding the foregoing, J.P. Morgan shall maintain a commercially reasonable disaster recovery / business continuity program.

8.	Redistribution

8.1
Except as expressly set forth below in 8.3, Customer shall not re-market or re-distribute any data or other output from the Services – including, but not limited to, raw data (such as entire index databases of historical returns or security level data) or all or substantially all of the Reports (“Data”) – without prior written permission from J.P. Morgan.

8.2
The Data and the Services may contain data licensed from third party suppliers (for example, MSCI, Merrill Lynch). This third-party data is the intellectual property of those vendors and is subject to restrictions contained in the licenses, which J.P. Morgan cannot unilaterally change. If the third party supplier adds additional restrictions to the third party’s data's use, J.P. Morgan shall use reasonable efforts to notify the Customer of such change in writing. Customer's continued use of the data after receipt of notice shall constitute Customer's acceptance of the revised usage provision.

8.3
Customer is permitted to (i) create Derived Data from the Data, (ii) use the Derived Data for internal business analysis purposes, and (iii) may use the Reports or Derived Data from the Reports to produce internal and external performance comparisons and/or analyses, including marketing and client service materials for use with Customer’s existing and prospective clients and partners. “Derived Data” shall mean data created by Customer, in connection with Customer’s use of the Data as permitted under the terms of this Agreement, as a result of combining, processing, changing, converting or calculating the Data or any portion thereof with other data and which cannot be readily reverse engineered such that a third-party may access the Data via the Derived Data. In order to use and/or create Derived Data as set forth above, Customer agrees (i) to obtain any prior licenses, consents, or permits required by the third party suppliers, and (ii) not distribute or create Derived Data in the event the third party supplier prohibits the use of their information in this manner.

9.	Miscellaneous

9.1
This Agreement will be governed and construed under the laws of the State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The parties consent to the exclusive jurisdiction of the courts of the State of New York. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

9.2
This Agreement, including the Schedules, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the subject matter of this Agreement, whether oral or written. Amendments must be in writing and signed by J.P. Morgan and the Customer.

9.3
Notices will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other parties in writing. Notice will not be deemed to be given unless it has been received.

9.4
This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that no party can assign its rights and obligations under this Agreement without the prior written consent of the other parties, which consent will not be unreasonably withheld.

9.5
If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

9.6	A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

SCHEDULE C-1
Description of Services

J.P. Morgan shall provide the reports detailed in this Schedule C-1 to the recipient designated by the Customer, which is J.P. Morgan Retirement Plan Services LLC (“RPS”), via email on a monthly basis:

•	Performance Measurement – Calculated Monthly, Reported Monthly – Total Fund Level
Performance Measurement reporting provides a monthly rate of return against a benchmark. Performance data is compiled using market values and transactional data in the Trustee accounting system. Performance data is available at the total fund and composite level.
Note:    Requires subscription to Trustee Accounting services. Performance Measurement reporting is available on the 4th business day, or 2 days after accounting has been finalized, subject to Employer requirements.

Scope of Services:

(a)	Access to existing standard package of account level Performance Measurement reports, which are available via email.

(b)	Standard Performance Measurement reporting includes basic rates of return based on industry standard calculation methodologies for portfolios only. Does not include benchmarks.

(c)	Start of service loading of historical data, at the total portfolio or composite – at no additional cost if supplied in our specific format.

(d)	In line with market practice, J.P. Morgan does not provide performance calculations on portfolios where a majority of the positions are short.

SCHEDULE C-2
Fees

As provided by Section 5 of this Agreement, J.P. Morgan will charge fees as set forth in the Fee Schedule dated September 30, 2013, as such Fee Schedule may be amended from time to time.

Schedule D
Amendment and Restatement of the Master Trust Agreement for the DTE Energy Company Master Plan Trust
Accounting Services Rider
Bet

e
ACCOUNTING SERVICES RIDER
Between
DTE ENERGY CORPORATE SERVICES, LLC,
DTE ENERGY INVESTMENT COMMITTEE
and
JP MORGAN CHASE BANK, N.A.
DERGY CORPORATE SERVICES, LLC,
DTE ENERGY INVESTMENT COMMITTEE
and
JP MORGAN CHASE BANK, N.A.

ACCOUNTING SERVICES RIDER

DTE Energy Corporate Services, LLC and DTE Energy Investment Committee (collectively, the “Customer”), and J.P. Morgan Chase Bank, N.A. (“J.P. Morgan”) wish J.P. Morgan to provide certain accounting services with respect to certain accounts maintained under the Amendment and Restatement of the Master Trust Agreement for the DTE Energy Company Master Plan Trust (each a "Fund"). J.P. Morgan is willing to do so, under the terms and conditions set forth in this Accounting Services Rider (this "Rider").

1.    Services Provided.
(a)    J.P. Morgan will provide the accounting services set forth in Schedule D-1 to this Rider. J.P. Morgan shall be acting solely as agent for Customer in providing those services and shall not be deemed to be a fiduciary with respect to Customer, any Fund, or any investor or participant in any Fund with respect to those services, even if J.P. Morgan or one of its affiliates separately acts in a fiduciary capacity with respect to such Fund..
(b)    J.P. Morgan will also keep records relating to the services provided hereunder in such form and manner as J.P. Morgan may deem appropriate or advisable.

2.    Fees and Expenses.
Customer will pay J.P. Morgan for its services hereunder the fees set forth in Schedule D-2 to this Rider or such other amounts as may be agreed upon in writing from time to time, together with J.P. Morgan's reasonable out‑of‑pocket or incidental expenses, including, but not limited to, legal fees. Customer authorizes J.P. Morgan to charge the Trust Fund, for any such fees or expenses set forth in Schedule D-2 or otherwise agreed to in writing by Customer. J.P. Morgan may charge to the Trust Fund its reasonable out-of-pocket or incidental expenses, including but not limited to, legal fees, only after written notice by invoice to Customer.

3.    Valuation Rules.
(a)    J.P. Morgan shall determine the net value of the assets and liabilities of a Fund (including securities out on a loan and excluding collateral held therefor) in accordance with the valuation rules set forth in Schedule D-3 to this Rider (the "Valuation Rules") and such other procedures as J.P. Morgan and Customer may establish from time to time ("Additional Procedures"). In this regard, J.P. Morgan may propose changes or additions to the Additional Procedures by notice to Customer in advance of the effective date of the proposed changes or additions, and Customer shall be deemed to have agreed to such changes or additions unless it sends notice objecting thereto within ten days after the date of such notice.
(b)    For Funds that maintain a unit value, the Fund's unit value shall be the result obtained by dividing the net value of the Fund's assets and liabilities by the number of existing units of the Fund. In determining unit value, fractions will be taken to two or four decimal places, as agreed upon with Customer. Unit value shall be determined as of each valuation date before taking into account additions to and withdrawals from the Funds occurring as of such valuation date. At the direction of the Customer or in the case of an ERISA plan, the participant recordkeeper (the "Recordkeeper"), J.P. Morgan may make a uniform change on any Valuation Day (as defined in Schedule D-3 to this Rider) in the value of all outstanding units of a Fund, either by creating a larger number of smaller units or a smaller number of larger units pro rata across all unit holders.

4.    Limitation of Liability and Indemnification.
(a)    J.P. Morgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by Customer or any Fund, in connection with the matters to which this Rider relates, except

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for a loss or expense solely caused by or resulting from willful misfeasance, bad faith or gross negligence on J.P. Morgan's part in the performance of its duties or from reckless disregard by J.P. Morgan of its obligations and duties under this Rider. In no event shall J.P. Morgan be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan has been advised of the likelihood of such loss or damage and regardless of the form of action. Furthermore, in the event of any error or omission in connection with the calculation of the net asset value of any Fund, J.P. Morgan's liability and responsibility shall be subject to the materiality standards set forth in Schedule D-4 to this Rider.
(b)    Customer will indemnify the Indemnified Persons against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of them in connection with or arising out of J.P. Morgan's performance under this Rider, provided the Indemnified Persons have not acted with gross negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.
(c)    In performing its services hereunder, J.P. Morgan shall be entitled to rely on, and act in accordance with, any oral or written instructions, notices or other communications, including electronic transmissions, from Customer and its officers and directors, investors, investment managers, agents and other service providers which J.P. Morgan reasonably believes to be genuine and authorized, and the Indemnified Persons shall be indemnified by Customer for any Liabilities caused by such reliance. J.P. Morgan also shall be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by J.P. Morgan, as necessary or appropriate.

5.    Applicability of Trust Agreement.
This Rider shall be governed by the terms and conditions of the DTE Energy Company Master Plan Trust Agreement (“Trust Agreement”) between the parties of which this Rider is a part, except to the extent specifically provided by this Rider. Capitalized terms in this Rider (including the Schedules) that are not defined herein but are defined in the Trust Agreement shall bear the definition set forth in the Trust Agreement.

6.    Effective Date; Term.
This Rider shall be effective as of September 30, 2013. This Rider shall continue in effect unless terminated by either party on 180 days' prior written notice. This Rider shall automatically terminate upon the termination of the Trust Agreement to which this Rider relates.
The provisions of Section 4 shall survive termination of this Rider.

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SCHEDULE D-1
ACCOUNTING SERVICES

J.P. Morgan shall prepare the following accounting reports for each Fund:
_X_    Monthly Financial Report
_X_    Annual Financial Report
_X_    Annual ERISA Report
_X_    The Net Asset Value per unit for the agreed upon daily accounts will be provided each business day when the respective markets are open.

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SCHEDULE D-2
FEES AND EXPENSES

Fees for services under this Rider are set forth in the Fee Schedule dated September 30, 2013, as such Fee Schedule may be amended from time to time

SCHEDULE D-3
VALUATION RULES

Time of Valuations
"Valuation Day" shall mean each day on which the New York Stock Exchange is open for business.
J.P. Morgan shall determine the value of the Fund or the value of the Fund’s units with respect to any Valuation Day as of the close of business of the New York Stock Exchange on that day, or at such other time on which J.P. Morgan and Customer may agree.
Valuation Rules
Except as otherwise expressly agreed by Customer and J.P. Morgan, the value of securities or other property held by a Fund shall be determined in accordance with the following rules (the “Valuation Rules”) and as further directed by Customer in Schedule D-1 attached hereto:
(a)    General Rules
(i)    Publicly-traded securities for which a price is readily available shall be reported based upon information and financial publications of general circulation, generally available statistical and valuation services, and records of security exchanges, or from quotes from brokers customarily used by J.P. Morgan for security pricing purposes;
(ii)    Units or shares in investment companies subject to the Investment Company Act of 1940 (“40 Act”) (“Mutual Funds”), shall be reported at the most recently announced net asset value pursuant to regulations under the 40 Act;
(iii)    Units or shares in limited liability companies, or other funds other than Mutual Funds (each, together with units or shares of investment companies, a “Fund”) or Group Trusts shall be reported at their most recent asset value or other unit or share value stated by the Fund or its operator;
(iv)    Units in Group Trusts shall be reported at the value stated by the trustee of the Group Trust;
(v)    Contracts of a type that J.P. Morgan, acting reasonably, determines to be an over-the-counter derivative (“OTC Derivative Contracts”) shall be reported at the price provided by the applicable investment manager or by a vendor selected by that investment manager or the Customer; and
(vi)    Other Securities shall be reported at prices certified by the applicable investment manager or at the price provided by a vendor or appraiser selected by the investment manager, or the Customer.
(b)    J.P. Morgan shall follow general market practice with regard to reviewing the reasonableness of prices received by it under clause (a)(i), but shall not otherwise be responsible for any error or inaccuracy in any such price as received by J.P. Morgan. The Customer or the applicable investment manager, as the

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case may be, shall be deemed to have directed J.P. Morgan as to any price reported under clauses (a)(ii)-(vi), and J.P. Morgan shall conduct no review or verification of any such price.
(c)    The Customer or the applicable investment manager shall be responsible for assessing whether the prices reported by J.P. Morgan reflect the fair market value or fair value of the applicable asset at the time as of which J.P. Morgan reports the value of the account(s). J.P. Morgan shall have no obligation to make a fair value adjustment of any price received by it, although it will incorporate into its reports any fair value adjustment that the Customer or an investment manager may provide Instructions for, to the extent that it is practicable for J.P. Morgan to do so from an operational perspective. J.P. Morgan shall be fully protected in relying upon the prices reported in accordance with this Schedule D-3 to Accounting Services Rider for all purposes under this Agreement, as well as any requirements of the Financial Accounting Standards Board or Governmental Accounting Standards Board.
(d)    The Customer acknowledges that reported prices of securities (particularly values of OTC Derivative Contracts and other assets lacking a readily available price) are indicative values only and do not indicate the actual terms at which the relevant asset or liability could be sold or unwound.
(e)    In cases where the Customer selects J.P. Morgan or one of its affiliates as the vendor of prices of OTC Derivative Contracts, J.P. Morgan’s responsibility for the errors or omissions of such vendor shall be as set forth in a separate OTC Derivative Contract pricing agreement with the Customer.
Suspension of Fund Valuation
J.P. Morgan may suspend the valuation of a Fund in the event the New York Stock Exchange, or any other exchange on which the financial assets of a Fund trade, is closed, or during periods when trading on any such exchange is restricted or an emergency or any other unusual circumstances exist which make the disposition or valuation of financial assets owned by a Fund impracticable.

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SCHEDULE D-4
NET ASSET VALUE ERROR CORRECTION POLICY & PROCEDURES
Definitions
Terms defined in the Agreement to which this Schedule D-4 to Accounting Services Rider is attached shall have the same meaning herein as in the Trust Agreement.
“Basis Point” or “bps” means 0.0001 or 0.01% of net assets.
“Fund” shall mean those accounts maintained under the Trust Agreement with respect to which the Customer wishes J.P. Morgan to provide periodic NAV calculations.
A “Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive purchase proceeds as a result of an overstatement of NAV. When a Fund Benefit occurs, the unit holders effecting transactions suffer a corresponding loss.
A “Fund Loss” means a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV, or received insufficient purchase proceeds, as a result of an understatement of the NAV. When a Fund Loss occurs, the unit holders effecting transactions receive a corresponding benefit (a “Unitholder Benefit”).
“NAV” shall mean the net value of a Fund’s assets and liabilities.
“NAV Error” means one or more errors in the computation of a Fund’s NAV which, when considered cumulatively, results in a difference between the originally computed NAV and the corrected NAV of at least $0.010 per unit. This computation is based upon the actual difference and is not based upon rounding of the NAV to the nearest cent per share. Where a Fund incurs instrument-driven portfolio liabilities (e.g., short selling) the absolute value of all instruments in the Fund shall be used for purposes of determining if the error equals or exceeds 10 Basis Points.
“NAV Error Period” means the period comprising those days during which an NAV Error existed.
“Net Fund Loss (Benefit) Amount” means an amount equal to the difference between (i) the aggregate amount of Fund Losses less (ii) the aggregate amount of Fund Benefits arising out of a given NAV Error. This amount shall be a “Net Fund Loss Amount” when a positive number and a “Net Fund Benefit Amount” when a negative number.
“Per Unit NAV” shall mean the result obtained by dividing a Fund’s NAV by the number of existing units of the Fund. In determining unit value, fractions will be taken to two or four decimal places, as agreed upon with the Customer. Unit value shall be determined as of each valuation date before taking into account additions to and withdrawals from the Funds occurring as of such valuation date.
“Per Unit NAV Error” is the difference between the originally computed per unit NAV, and the amount that would have been computed had the errors not occurred.
“Responsible Person” means a person who, by virtue of negligence, fraud, or willful misconduct, caused or contributed to a NAV Error.
General Principles
a.The process described in this Schedule D-4 shall be a comprehensive analysis encompassing all known errors. If there is a subsequent discovery of an error which occurs during the same period as another NAV Error that has previously been corrected in the manner described herein, the subsequently discovered error will be analyzed in isolation without taking into consideration the previously corrected errors.

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b.The Customer shall not be liable for any Net Fund Loss Amount in the absence of J.P. Morgan’s negligence. J.P. Morgan shall not be liable for (i) values provided to J.P. Morgan by any pricing service or vendor, (ii) values stated by the trustee of any group trust (other than a group trust of which J.P. Morgan is the trustee), (iii) the net asset value or other unit or share value as announced by any limited partnership, limited liability company, investment company, or other fund or its operator, (iv) any redemption fees, surrender charges or similar fees or charges imposed on any investment held by the Fund; or (v) the value of any securities or other property held in any Investment Alternative provided by the investment manager of such Investment Alternative
Correction procedures for Non-Unitized Master Trust Accounts (Defined Benefit and Non-Participant-Directed Defined Contribution Plan Accounts)
a.    In the event of an NAV Error, J.P. Morgan shall calculate the basis point impact of the NAV Error and the Net Fund Benefit or Net Fund Loss Amount for each affected period.
b.    If the Basis Point impact of the NAV Error exceeds 50 bps, J.P. Morgan will process appropriate adjustments to each Plan participating in the Fund, if applicable.
c.    All corrections shall be made by adjusting each participating Plan’s respective interests.
d.    Any Net Fund Loss Amount remaining following the foregoing steps in this Section 4 shall be funded by J.P. Morgan , only to the extent that such Net Fund Loss Amount is attributable to J.P. Morgan’s negligence.
Correction Procedures for Unitized Accounts (Participant-Directed Defined Contribution Plan Accounts)
a.    In the event of an NAV Error, J.P. Morgan shall calculate the Basis Point impact of the NAV Error and, if the Basis Point Impact of the NAV Error exceeds 10 bps, the Net Fund Loss Amount or Net Fund Benefit Amount.
b.    If the Basis Point of the NAV Error impact does not exceed 10 bps of the Fund’s NAV, no action need be taken
c.    Subject to subsection 5(e) of this Schedule, if the Basis Point impact is 10 bps or more but does not exceed 50 bps of the Fund’s NAV, J.P. Morgan shall reimburse the Fund for the Net Fund Loss Amount to the extent that the NAV Error is attributable to J.P. Morgan’s negligence. The Customer shall be responsible for obtaining reimbursement of the Net Fund Loss Amount to the extent attributable to any other Person (e.g., the adviser, administrator or record keeper) responsible for the NAV Error to the extent required of such party pursuant to its contractual arrangement with the Customer. If the Fund experienced a Net Fund Benefit Amount, no action need be taken; however, the Net Fund Benefit Amount will not be carried forward to any analysis performed in the future for other NAV Errors that may arise.
d.    If the Basis Point impact exceeds 50 basis points (0.50%), the Customer shall cause the Plan’s Recordkeeper to reprocess participant purchases and redemptions in the affected Fund to the extent set forth in Subsection 5(f) of this Schedule and take the steps specified in Subsection 5(f) of this Schedule to recoup any excess redemption payments in order to reduce the aggregate amounts of the Net Fund Losses and Net Fund Benefits arising out of the NAV Error. J.P. Morgan shall then reimburse the Fund for the reprocessing and any notification costs incurred under Subsection 5(f) of this Schedule and for any remaining Net Fund Loss Amount to the extent that the NAV Error is attributable to J.P. Morgan’s negligence. The Customer shall be responsible for obtaining reimbursement of those amounts from any other Person (e.g., the adviser, administrator or Recordkeeper) responsible for the NAV Error to the extent required of such party pursuant to its contractual arrangement with the Customer
e.    If the Basis Point impact is 10 bps or more but less than 50 bps, and either J.P. Morgan or the Customer determines that the Net Fund Loss would be reduced (after taking into account the reprocessing and notification costs) if the processes set forth in Subsections 5(d) and (f) of this Schedule were followed

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would be less than the Net Loss Amount calculated under Subsection 5(c) of this Schedule, the parties shall follow the processes set forth in Subsection 5(d) and 5(f) of this Schedule instead of the process set forth in Subsection 5(c).
f.    Participant-level adjustments shall be made as follows:
i.    In cases where a NAV Error has occurred, the Customer, upon J.P. Morgan’s request, will instruct the Plan’s Recordkeeper to reprocess transactions and to adjust each participant’s units in any Fund or investment option under the Plan upwards or downwards accordingly, at the expense of the responsible person or persons. If the Plan’s Recordkeeper does not agree to reprocess transactions resulting from a NAV Error for which J.P. Morgan is a responsible person, J.P. Morgan’s liability will be limited to the amount it would have been liable for had the reprocessing occurred.
ii.    If there has been a complete distribution or 100% withdrawal of a participant’s entire interest in the Plan which is affected by an NAV Error in one of the Funds, an understated Per Unit NAV will cause a distribution underpayment while an overstated Per Unit NAV will cause a distribution overpayment. If the participant account loss equals or exceeds $25 the Recordkeeper will send a notification to the participant (or other distributee) and the Fund will distribute the amount of the original underpayment on behalf of the Plan. If the participant account benefit equals or exceeds $25, the Customer will make good faith efforts to recover the overpayment from the participant (or other distributee).

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Schedule E
Amendment and Restatement of the Master Trust Agreement for the DTE Energy Company Master Plan Trust

Cash Allocation and Rebalancing Services (J. P. MORGAN
CARSsm) Rider

Between

DTE ENERGY CORPORATE SERVICES, LLC,

DTE ENERGY INVESTMENT COMMITTEE

and

JP MORGAN CHASE BANK, N.A.

This Rider supplements the Amendment and Restatement of the Master Trust Agreement for the DTE Energy Company Master Plan Trust, dated October 15, 2010 (the “Agreement”) between DTE Energy Corporate Services, LLC and DTE Energy Investment Committee (collectively, the “Customer”) and JPMorgan Chase Bank, N.A. ( “J.P. Morgan”).

1.    Definitions
(a)    As used in this Rider the following terms shall be defined as follows:
“Absolute Dollar Amounts” means Customer-specified dollar amounts with respect to trades made in connection with Minimum/Maximum Trade Amounts.
“Annual Cap” means an amount equal to the annual fees payable to J.P. Morgan for the Services.
“Fund” means an investment alternative under the Plan for which J.P. Morgan is retained by the Customer to provide the Services.
“Underlying Fund” means any of the investments of which a Fund is comprised, whether comprised of interests in a mutual fund, group trust, or other collective investment vehicle or a separately managed account.
“Guidelines” means the cash allocation and/or rebalancing guidelines set forth on Schedule E-1 with respect to a Fund. Such guidelines may consist of Target Percentages, Minimum/Maximum Trade Amounts, Absolute Dollar Amounts, or other parameters and Tolerances, as hereinafter defined, with respect thereto, as directed by the Company to J.P. Morgan, which direction may be revised by the Company from time to time upon advance written notice to J.P. Morgan.
“Minimum/Maximum Trade Amounts” means Customer-specified dollar amounts added to any underlying investment component within a participant directed fund to dictate the thresholds for daily trades. When a Minimum/Maximum Trade Amount is applied, it will override the trade amount created in Cash Allocation and Rebalancing Services and the Minimum/Maximum Trade Amount will instead apply to any trade. A minimum trade is typically used for new investment options in order to prevent small dollar trades. The maximum trade is typically used to prevent very large trades being placed and the Fund incurring additional trade costs.
“Services” means the allocation and rebalancing services to be provided under this Rider, as more particularly described in Sections 2 and 3 below.
“Target Percentage” means the Customer-specified target percentage for an underlying investment within a participant directed fund. The total Target Percentage for each participant directed fund must total 100%.
“Tolerance” means the Customer-specified permissible parameters of a Fund’s holdings in the applicable Underlying Fund, as set forth on Schedule E-1 to this Rider (as amended from time to time). A Tolerance is a percentage amount that is added by the Customer to the Target Percentage for an underlying component in a participant directed fund. The Tolerance creates a band around a Target Percentage and expands the threshold for trading before a rebalance occurs.

(b)	Other capitalized terms used in this Rider shall have the meaning set forth in the Agreement.
2.    Allocation Service [Check if applicable ☒ and initial ___]

(a)
In cases where cash is credited to a Fund, J.P. Morgan shall allocate that cash to that Fund’s Underlying Funds in accordance with the Guidelines applicable to cash allocations. J.P. Morgan shall execute, in accordance with the Guidelines, purchase or redemption orders in the proper amount with that Underlying Fund or in the case of an Underlying Fund which is a separately managed account, credit cash to that account, in the applicable amount.

(b)
In cases where J.P. Morgan is given Instructions to redeem investments in a Fund, J.P. Morgan shall allocate the amount of cash required to be raised among the Fund’s Underlying Funds in accordance with the Guidelines applicable to cash allocations. J.P. Morgan shall execute, in accordance with the Guidelines, purchase or redemption orders in the proper amount with that Underlying Fund, or in the case of a separately managed account, notify the Investment Manager of the amount of cash needed, in the applicable amount.

3.    Rebalancing Service

(a)
On or about the days set forth on Schedule E-1 with respect to a given Fund, J.P. Morgan shall calculate the percentage and/or dollar amount of the Fund’s assets which are invested in each underlying Fund. In the event that the portion of the Fund’s assets invested in any Underlying Fund is outside the Tolerance for that Underlying Fund, J.P. Morgan shall execute purchase or redemption orders in the proper amount with that Underlying Fund (or in the case of an Underlying Fund that is a separately managed account arrange for the deposit of cash in or withdrawal of cash from that account) in such an amount as is necessary to make the Fund’s investment in that Underlying Fund consistent with the rebalancing parameters set forth in the Guidelines. In no event shall J.P. Morgan be required to settle any investment in an Underlying Fund unless the Fund has sufficient cash on hand to fund the settlement.

(b)
In carrying out the purchase and redemptions transactions required under Section 3(a), J.P. Morgan shall arrange for the investment of cash proceeds of redemptions of an Underlying Fund that is in excess of its Tolerance, and shall redeem interests in other Underlying Funds as needed to fund a purchase with regard to an Underlying Fund that is below its Tolerance, provided that:

(i)
the proportion of the cash to be purchased or redeemed that would ordinarily be allocated to an Underlying Fund that is out of Tolerance shall be reallocated to the remaining Underlying Funds in accordance with the parameters set forth in the Guidelines for rebalancing; and

(ii)
to the extent that the amount of cash to be invested in or redeemed from any of the remaining Underlying Funds would, if included in the Underlying Fund on the date of the investment cause that Underlying Fund to be out of Tolerance, that amount of cash shall be allocated to the other Underlying Funds in accordance with the parameters set forth in the Guidelines for rebalancing;.

4.    Compliance with Underlying Fund Rules
To the extent applicable to the Underlying Funds, the Customer shall (i) be responsible for compliance by the trust and plan participants with Rule 22c-2 under the Investment Company Act of 1940, (ii) cause any recordkeeper engaged by the Customer to comply with Rule 22c-2, and (iii) comply or cause any such recordkeeper or plan participant, as applicable, to comply with any requests and/or requirements of any investment company relating to Rule 22c-2 or compliance with any provision of the investment company’s prospectus or statement of additional information. The foregoing obligations shall also apply with respect to an Underlying Fund which is not an investment company but which applies rules similar to those of Rule 22c-2.
5.    Non-Fiduciary Nature of Service
The Customer acknowledges and agrees that J.P. Morgan: does not exercise any discretion or any authority or control in performing the Services; does not have any authority or discretion to change the Target or Tolerance assigned to any Underlying Fund; and shall be acting solely as agent for the Customer in providing the Services, and that the Services are not intended to be fiduciary in nature, even if J.P. Morgan separately acts in a fiduciary capacity with respect to the Plans.
6.    Liability

(a)
Except to the extent required by applicable law, including but not limited to ERISA, the Customer agrees that J.P. Morgan’s aggregate liability (either in tort, for breach of contract or otherwise) for damages or losses incurred with regard to the Services during any calendar year shall not exceed an amount equal to the Annual Cap.

(b)
Except to the extent required by applicable law, including but not limited to ERISA, no action (either in tort, for breach of contract or otherwise) arising out of any error or omission in performing the Services may be brought against J.P. Morgan more than one year after the cause of action has accrued.

7.    Compensation
The Customer shall pay J.P. Morgan for performing the Services as agreed in the Fee Schedule dated September 30, 2013, as such Fee Schedule may be amended from time to time.

8.    Applicability of the Agreement
This Rider shall be governed by the terms and conditions of the Agreement, except to the extent specifically provided by this Rider.
9.    Effective Date; Term
This Rider shall be effective as of September 30, 2013. This Rider shall continue in effect unless terminated by either party on 30 days’ prior written notice and shall terminate automatically upon termination of the Agreement.

Schedule E-1A: Initial Cash Allocation as of September 30, 2013

Schedule E-1B: Target Allocation—Rebalanced Monthly, First of the Month

Schedule E-1C: Tolerances

CONFIDENTIAL AND PROPRIETARY INFORMATION

Schedule E-1D: Minimum Trade Amounts

CONFIDENTIAL AND PROPRIETARY INFORMATION

Schedule E-1E: Maximum Trade Amounts

CONFIDENTIAL AND PROPRIETARY INFORMATION

FEE SCHEDULE

CONFIDENTIAL AND PROPRIETARY INFORMATION